EXHIBIT 16.1

December 15, 2015

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RLJ Entertainment, Inc. and, under the date of May 8, 2015, we reported on the consolidated financial statements of RLJ Entertainment, Inc. as of and for the year ended December 31, 2014. On December 9, 2015, we were dismissed. We have read RLJ Entertainment, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 15, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with (1) RLJ Entertainment, Inc.’s stated reason for changing principal accountants, or whether the change was approved by the audit committee of the board of directors, and (2) RLJ Entertainment, Inc.’s statement that it did not consult with BDO USA, LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on the company’s financial statements; or (c) any matter that was either the subject of disagreement or a reportable event.

Very truly yours,

/s/ KPMG LLP